Exhibit 99.1

Bristol-Myers Squibb Names Karen Vousden, Ph.D. to Board of Directors

(NEW YORK, September 13, 2017) - Bristol-Myers Squibb Company (NYSE: BMY) today announced that its Board of Directors has elected Karen Vousden, Ph.D., to the Board, effective January 1, 2018. Dr. Vousden will serve as a member of the Science and Technology Committee of the Board of Directors.

Dr. Vousden, 60, is currently group leader at the Francis Crick Institute in London and the Chief Scientist at Cancer Research UK, where she is responsible for focusing on the role of basic science in the treatment of cancer. She brings to the Board more than 30 years of experience leading groundbreaking cancer research, having served in her current role since 2016 and in the role of Director of the Beatson Institute for Cancer Research from 2002 to 2016. She also held leadership roles at the National Cancer Institute from 1995 to 2002. She has served on the Board of the American Association for Cancer Research.

“Karen is a world class cancer researcher and a highly accomplished leader in her field,” said Giovanni Caforio, M.D., chairman and chief executive officer, Bristol-Myers Squibb. “Her understanding of cancer biology and immunology research will bring valuable insights to advancing our strategy and strong pipeline in oncology along with our broader pipeline of transformational medicines.”

“Karen brings to the Board deep scientific expertise developed through a successful career in research, including her current leadership role at one of the world’s most influential cancer research organizations,” said Vicki L. Sato, Ph.D., lead independent director, Bristol-Myers Squibb. “Karen’s focus on cancer biology and translational medicine lend an important perspective to the Board and we look forward to her contributions.”

“Bristol-Myers Squibb has been at the forefront of researching and developing new therapies that harness the immune system to fight cancer,” said Dr. Vousden. “It’s a tremendous honor to be appointed to the Board, and I look forward to working with Giovanni, his leadership team and the rest of the Board during this unprecedented moment in cancer research.”

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, and YouTube.

Contacts
Bristol-Myers Squibb
Media:
Laura Hortas, 609-252-4587, laura.hortas@bms.com
Ken Dominski, 609-252-5251, ken.dominski@bms.com

Investors:
Tim Power, 609-252-7509, timothy.power@bms.com
Bill Szablewski, 609-252-5894, william.szablewski@bms.com